Exhibit 10.1
EXECUTIVE AGREEMENT
Executive Officer

    This Executive Agreement (this “Agreement”) is made effective as of the ___ of ______, 20__ (the “Effective Date”) between ResMed Inc., a Delaware corporation (the “Company”) and __________ (“Executive”).

WHEREAS, the Executive is currently employed as an executive officer of the Company; and

WHEREAS, the Company believes it to be in the best interests of its stockholders to attract, retain and motivate key officers and to ensure continuity of management, and that this will further those interests; and

WHEREAS, the Company recognizes that the possibility of a Change in Control of the Company may result in the departure of key executives to the detriment of the Company and its stockholders.

    In consideration of Executive’s continued employment as an executive officer of the Company and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.    Term of Agreement

A.    This Agreement shall be for an initial term that continues in effect, through the third anniversary of the Effective Date. The term of this Agreement shall automatically be extended for one or more additional terms of three (3) years each. This Agreement may be terminated effective as of the last day of any of the initial or extended term, provided that written notice of such termination is provided to Executive prior to the date that is 60 days before the last day of such term.

B.    Notwithstanding the foregoing, the term of this Agreement shall terminate upon the expiration of the “Restricted Period”, subject to all rights and benefits hereunder having been paid and satisfied in full.

2.    Certain Definitions

A.    “Board” means the Board of Directors of the Company.

B.    “Cause” shall mean:

i.    Executive’s conviction or plea of guilty or nolo contendere of a misdemeanor involving moral turpitude, dishonesty or a breach of trust as regards the Company or any subsidiary of the Company or Executive’s conviction or plea of guilty or nolo contendere of a felony; or

ii.    Executive’s commission of any act of theft, fraud, embezzlement or misappropriation against the Company or any subsidiary of the Company, regardless of whether a criminal conviction is obtained; or

iii.    Executive’s willful and continued failure to devote substantially all of Executive’s business time to business affairs of the Company and its subsidiaries, (excluding failures due to illness, incapacity, vacations, incidental civic activities and incidental personal time) or Executive’s material breach of the terms of any employment-related agreement with the Company or a subsidiary, which failure or breach is not remedied within a reasonable time after written demand is delivered by the Company or the applicable subsidiary, which demand specifically identifies the manner in which the Company or the applicable subsidiary believes that Executive has failed to devote substantially all of Executive’s business time to the business affairs of the Company and its subsidiaries or has breached such agreement; or

iv.    Executive’s willful failure to comply with any corporate policies, which failure results or is likely to result in substantial injury, financial or otherwise, to the Company or a subsidiary or its reputation, or a violation of any corporate policy relating to harassment, discrimination, or sexual misconduct (including, but not limited to, such actions based on sex, gender, gender expression, race, religion, national origin, or other protected class);

v.    Executive’s unauthorized disclosure or use of confidential information of the Company or a subsidiary, which results or is likely to result in substantial injury, financial or otherwise, to the Company or a subsidiary or their reputation; or

vi.    Executive’s willful violation of any rules or regulations of any governmental or regulatory body, which violation results or is likely to result in substantial injury, financial or otherwise, to the Company or a subsidiary or their reputation; or

vii.    Executive’s abuse of drugs, alcohol or illegal substances (to the extent not inconsistent with the Americans with Disability Act or similar state law), which results or is likely to result in substantial injury, financial or otherwise, to the Company or a subsidiary or their reputation.

C.    “Change in Control” of the Company shall have the meaning set forth in the ResMed Inc. 2009 Incentive Award Plan, as amended and restated, or in any successor equity plan.

D.    “Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder.

E.    “Date of Termination” shall mean the date of Executive’s Separation from Service.

F.    “Disability” shall mean a physical or mental incapacity as a result of which Executive becomes unable to continue the proper performance of Executive’s duties hereunder for six consecutive calendar months or for shorter periods aggregating 180 business days in any 12-month period, but only to the extent that such definition does not violate the Americans with Disabilities Act.

G.    “ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

H.    “Equity Plans” shall mean the Company’s stock option plans, restricted stock plans, incentive plans, equity participation plans, or other similar plans, and any stock option or restricted stock agreements or other award agreements used in connection therewith.

I.    “Executive” shall mean the executive officer of the Company who is a party to this Agreement. In the event of Executive’s death after becoming entitled to any payment, benefit or right under Section 3 or 4, but prior to the receipt of such payment or benefit or exercise of any right, then the term “Executive” shall include Executive’s estate.

J.    “Good Reason” shall mean any of the following material negative circumstances that occurs without the express written consent of Executive, if Executive has given the Company written notice (“Notice of Good Reason”) within 90 days of the initial existence of such circumstances and the Company has failed to cure such circumstances within 30 days of such notice:

i.    The assignment to Executive by the Company or an applicable subsidiary of duties, responsibilities, authority, or reporting relationship that are materially diminished when compared to Executive’s duties, responsibilities, authority, or reporting relationship with the Company or the applicable subsidiary immediately prior to the Change in Control (including no longer reporting to the chief executive officer or board of the parent company), except in connection with the termination of Executive’s employment for Cause, death or Disability or by Executive other than for Good Reason; or

ii.    A material reduction by the Company or an applicable subsidiary in Executive’s base salary as in effect at the time of the Change in Control; or

iii.    Any material diminution by the Company or an applicable subsidiary in the aggregate benefits provided to Executive under the Company or an applicable subsidiary’s benefit plans and arrangements in which Executive is participating at the time of the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or arrangement; or

iv.    Any failure by the Company or an applicable subsidiary to continue in effect, or any material reduction in target short-term incentive opportunity or any material increase in target performance objectives under, any short-term incentive or incentive plan or arrangement in which Executive is participating at the time of the Change in Control, which results in a material negative change in Executive’s short-term incentive or incentive compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or arrangement with a comparable target short-term incentive opportunity and comparable target performance objectives; or

v.    Any material diminution by the Company or an applicable subsidiary in the budget over which Executive retains authority at the time of the Change in Control;

vi.    Any action by the Company or an applicable subsidiary that either:

1.    requires that Executive be based anywhere that is at least fifty (50) miles away from both (i) Executive’s office location as of the date of the Change in Control and (ii) Executive’s then primary residence, except for required travel by Executive on the Company or an applicable subsidiary’s business; or

2.    changes the Company’s remote work policies in a way that substantially restricts Executive’s ability to perform Executive’s duties and responsibilities remotely, except for required travel by Executive on the Company or an applicable subsidiary’s business; or

vii.    Any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company; or

viii.    Any other action or inaction by the Company or an applicable subsidiary that constitutes a material breach by the Company of the agreement under which Executive provides services to the Company or an applicable subsidiary at the time of the Change in Control.

For these purposes, a material reduction of Executive’s base salary or target short-term incentive opportunity will be deemed to have occurred if the salary or target short-term incentive opportunity has been reduced by 10% or more from the base salary or target short-term incentive opportunity, as applicable, in effect (i) at the time of the Change in Control, or (ii) in the case of Executive’s Separation from Service prior to a Change in Control, immediately prior to the date of such material reduction.

Executive’s voluntary termination of employment for Good Reason must occur not later than two years after the initial existence of the circumstances constituting “Good Reason.”

K.    “Notice of Termination” shall mean a written notice delivered to the other party indicating the specific termination provision in this Agreement relied upon for termination of Executive’s employment and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. Any purported termination by either party other than pursuant to a Notice of Termination shall not be effective.

L.    “Payment Date” shall mean the later of the Separation from Service or the date of the Change in Control.

M.    “Restricted Period” shall mean the period of one (1) year following the Date of Termination of Executive, which termination is covered by Section 3 hereof.

N.    “Separation from Service” of Executive shall mean Executive’s termination of employment with the Company and its subsidiaries, and if Executive is a U.S. Taxpayer, then solely to the extent necessary to comply with Section 409A of the Code, such termination must also qualify as a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h).

O.    “Short-term Incentive Amount” shall mean the Executive’s target short-term-incentive opportunity at the time of a Change in Control, as applied to the Executive's Termination Base Salary.

P.    “Termination Base Salary” shall mean the greatest annual rate of Executive’s base salary in effect during the three-year period ending on the Date of Termination.

Q.    “U.S. Taxpayer” shall mean an Executive who is subject to U.S. federal taxation.

3.    Change in Control Benefits.

A.    In the event that:

i.    Executive provides Notice of Good Reason at any time during the six-month period prior to the date of a Change in Control, or during the twelve (12) month period commencing on the date of a Change in Control, and

Executive has a Separation from Service by reason of Executive’s voluntary termination of employment for Good Reason, or

ii.    Executive has a Separation from Service by reason of the Company’s termination of Executive’s employment other than for Cause during the six-month period prior to the date of the Change in Control (and such termination is at the request of the successor entity of such Change in Control, or is otherwise made in anticipation of the Change in Control), or during the twelve (12) month period commencing on the date of the Change in Control, then Executive shall receive the benefits from the Company as provided under Section 3.B. A portion of the benefits provided under Section 3.B. is deemed consideration for Executive’s covenants under Section 12.

B.    Subject to Section 5.B, 12.E. and the other terms of this Agreement, the benefits to be provided by the Company in the event of a Separation from Service covered by Section 3.A. shall be as follows:

i.    The Company shall pay to Executive when otherwise due Executive’s then effective base salary through the Date of Termination.

ii.    The Company shall pay to Executive an amount equal to ______ times Executive’s Termination Base Salary, payable in a lump sum within thirty (30) days following the Payment Date.

iii.    The Company shall pay to Executive an amount equal to ______ times the higher of (i) the highest actual annual short-term incentive received by Executive during the three years prior to the fiscal year in which the Date of Termination occurs, or (ii) Executive’s Short-term Incentive Amount, payable in a lump sum within thirty (30) days following such Payment Date.

iv.    In consideration of service through the Date of Termination, the Company shall pay to Executive Executive’s Short-term Incentive Amount, pro-rated through and including the Date of Termination (on the basis of a 365-day year), payable in a lump sum within thirty (30) days following the Payment Date.

v.    Notwithstanding any provisions to the contrary in any of the Company’s Equity Plans, (i) all outstanding unvested stock options of Executive shall be and become fully vested and exercisable as to all shares of stock covered thereby, and (ii) all outstanding shares of restricted stock, all restricted shares, restricted stock units, performance shares and performance units of Executive shall be and become vested and nonforfeitable and all restrictions thereon shall lapse, in each case as of the

Payment Date. For purposes of the foregoing, the number of shares to become vested under any performance share, performance unit or other award subject to performance conditions shall be determined in accordance with the methodology described in the applicable award agreement (or in any appendix thereto) in the case of Executive's Separation from Service in the circumstances described in Section 3.A., or if no such methodology is specified, then the number of shares to become vested will assume achievement of the applicable performance conditions at the target level.

vi.    Effective as of the Payment Date, Executive shall become and be fully vested in Executive’s accrued benefits under all qualified pension, nonqualified pension, profit sharing, 401(k), deferred compensation, superannuation plan, government or private pension plan, and supplemental plans maintained by the Company or a subsidiary for Executive’s benefit, except to that the extent the acceleration of vesting of such benefits would violate any applicable law or require the Company or a subsidiary to accelerate the vesting of the accrued benefits of all participants in such plan or plans, in which case the Company shall pay Executive a lump sum payment, within thirty (30) days following the Payment Date, in an amount equal to the present value of such unvested accrued benefits. In addition, if such a lump sum payment is payable, the Company shall make an additional gross-up payment to Executive in an amount such that the net amount of the lump sum payment and such additional gross-up payment retained by Executive, after the calculation and deduction of all U.S. federal, state and local and non-U.S. income tax and employment tax on such lump sum payment and additional gross-up payment, shall be equal to such lump sum payment. Such additional gross-up payment shall be made in a lump sum payment within thirty (30) days following the Payment Date.

vii.    The Company shall provide Executive with additional benefits described in Section 4 hereof.

4.    Additional Benefits.

A.    Medical and Dental Health Benefits Premiums. In the event of a Separation from Service covered by Section 3.A., the Company shall pay to Executive an amount equal to twelve (12) multiplied by the Medical and Dental Premium (as defined below), payable in a lump sum within thirty (30) days following the Payment Date. For purposes of this Section 4.A., the “Medical and Dental Premium” shall equal: (i) the monthly premium for the COBRA Continuation Coverage (determined as of the Date of Termination), less (ii) the monthly contribution required to be paid by Executive for the coverage for Executive and Executive’s family under the Company’s or a subsidiary’s group medical and dental benefits plan (as in effect on the Date of Termination). For purposes of this Section 4.A.,

“COBRA Continuation Coverage” shall mean the continuation coverage required to be provided to Executive and Executive’s family under the Company’s or a subsidiary’s group medical and dental benefits plans following Executive’s Separation from Service in accordance with Title I, Subtitle B, Part 6 of ERISA and Section 4980B(f) of the Code (and if Executive is not a resident or citizen of the United States, and receives medical or dental benefits from the Company or a subsidiary, then the calculation will be based on the monthly premium paid by the Company or the applicable subsidiary for such medical or dental benefits for Executive and Executive’s family as of the Date of Termination).

In addition, the Company shall make an additional lump sum gross-up payment to Executive in an amount such that the net amount of the lump sum payment and such additional lump sum gross-up payment retained by Executive, after the calculation and deduction of all U.S. federal, state and local and non-U.S. income tax and employment tax on such lump sum payment and additional lump sum gross-up payment, shall be equal to such lump sum payment. Such additional lump sum gross-up payment shall be made in a lump sum payment within thirty (30) days following the Payment Date.

B.    Relocation Expenses. In the event of a Separation from Service covered by Section 3.A, the Company shall honor any separate agreement it has entered into with Executive to reimburse Executive upon termination of employment in an amount equal to the expenses incurred by Executive in connection with Executive’s relocation at the request of the Company; provided that notwithstanding the terms of such agreement, all such payments shall be made in a lump sum payment within thirty (30) days following the Payment Date. If the Company has not entered into a separate agreement with Executive regarding reimbursement of expenses incurred in relocation, then no amounts shall be payable to Executive pursuant to this Section 4.B.

5.    United States Law Provisions.

The following provisions of this Section 5 shall apply to Executive only to the extent that Executive is a U.S. Taxpayer:

A.    Best Pay Provision.

i.    Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by Executive (including any payment or benefit received in connection with a change in ownership or control of the Company, including a Change in Control, or the termination of Executive’s employment, including a Separation from Service, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Sections 3 and 4 of this Agreement, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments shall first be reduced, and the noncash severance payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of U.S. federal, state and local and non-U.S. income taxes on such reduced Total Payments and after taking into account any applicable phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of U.S. federal, state and local and non-U.S. income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account any applicable phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced by the Company in its reasonable discretion in the following order: (w) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A of the Code, (x) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting or payment with respect to any stock option or other equity award with respect to the Company’s common stock that is exempt from Section 409A of the Code, (y) reduction of any other payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting and payment with respect to any stock option or other equity award with respect to the Company’s common stock that is exempt from Section 409A of the Code, and (z) reduction of any payments attributable to the acceleration of vesting or payment with respect to any stock option or other equity award with respect to the Company’s common stock that are exempt from Section 409A of the Code, provided, that reduction of any payments attributable to accelerating vested stock options or other equity awards shall be first applied to stock options and equity awards that would otherwise vest last in time.

ii.    For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of Company’s independent certified public accounts, or the independent auditors of nationally recognized standing selected by the Company, as determined by the Company (the “Accountants”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the Accountants, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Accountants in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

iii.    Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5.A. shall be made in writing in good faith by the Accountants.

B.    Compliance with and Exemption from Section 409A of the Code.

i.    This Agreement is not intended to provide for any deferral of compensation subject to Code Section 409A and, accordingly, the benefits provided pursuant to this Agreement shall be paid not later than the later of: (i) the fifteenth day of the third month following Executive’s first taxable year in which such benefit is no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth day of the third month following the first taxable year of the Company in which such benefit is no longer subject to a substantial risk of forfeiture, as determined in accordance with Code Section 409A and Treasury Regulation Section 1.409A-1(b)(4). For purposes of this Section 5.B.i. “substantial risk of forfeiture” shall have the meaning set forth in Treasury Regulation Section 1.409A-1(d). Notwithstanding the provisions of this Section 5.B.i., the timing of the settlement of equity awards, that may constitute nonqualified deferred compensation for purposes of Code Section 409A, will be governed by the provisions of those agreements.

ii.    This Agreement shall be interpreted in accordance with the applicable requirements of, and exemptions from, Section 409A of the Code. To the extent the payments and benefits under this Agreement are subject to Section 409A of the Code, this Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A(a)(2), (3) and (4) of the Code. If the Company and Executive determine that any compensation, benefits or other payments that are payable under this Agreement and intended to comply with Sections 409A(a)(2), (3) and (4) of the Code do not comply with Section 409A of the Code, to the extent permitted under Section 409A of the

Code, the Company and Executive agree to amend this Agreement, or take such other actions as the Company and the Executive deem reasonably necessary or appropriate, to cause such compensation, benefits and other payments to comply with the requirements of Section 409A of the Code, while providing compensation, benefits and other payments that are, in the aggregate, no less favorable then the compensation, benefits and other payments provided under this Agreement. In the case of any compensation, benefits or other payments that are payable under this Agreement and intended to comply with Sections 409A(a)(2), (3) and (4) of the Code, if any provision of the Agreement would cause such compensation, benefits or other payments to fail to so comply, such provision shall not be effective and shall be null and void with respect to such compensation, benefits or other payments, to the extent such provision would cause a failure to comply and such provision shall otherwise remain in full force and effect.

iii.    If Executive is a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i), on the date of Executive’s Separation from Service, to the extent required by Section 409A of the Code, any payments or benefits under this Agreement subject to Section 409A of the Code shall be delayed in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, and such payments or benefits shall be paid or distributed to Executive during the thirty (30) day period commencing on the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the expiration of the applicable six-month period under Section 409A(a)(2)(B)(i) of the Code, all payments deferred pursuant to this Section 5.B.iii. shall be paid in a lump sum payment to Executive.

iv.    In any case where Executive’s Date of Termination and the Release Expiration Date (as defined in Section 12.E. below) fall in two separate taxable years, any payments required to be made to executive that are conditioned on a release of claims under Section 12.E. and constitute nonqualified deferred compensation for purposes of Code Section 409A shall be made in the later taxable year.

v.    Any right Executive may have to reimbursement of legal fees and expenses pursuant to Section 10.E. shall be provided in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(iv). If Executive is a “specified employee” on the date of Executive’s Separation from Service, such right to reimbursement of legal fees and expenses shall be paid as provided in Section 5.B.iii. above.

6.    Mitigation.

Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned or benefit received by Executive as the result of employment by another employer or self-employment, by retirement benefits, by offset against any amount claimed to be owed by Executive to the Company or otherwise.

7.    Successor Agreement.

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume this Agreement and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. All references herein to Company shall include the successor entity.

8.    Indemnity.

In any situation where under applicable law the Company has the power to indemnify, advance expenses to and defend Executive in respect of any judgments, fines, settlements, loss, cost or expense (including attorneys’ fees) of any nature related to or arising out of Executive’s activities as an agent, employee, officer or director of the Company or in any other capacity on behalf of or at the request of the Company, then the Company shall promptly on written request, indemnify Executive, advance expenses (including attorney’s fees) to Executive and defend Executive to the fullest extent permitted by applicable law, including but not limited to making such findings and determinations and taking any and all such actions as the Company may, under applicable law, be permitted to have the discretion to take so as to effectuate such indemnification, advancement or defense. Such agreement by the Company shall not be deemed to impair any other obligation of the Company respecting Executive’s indemnification or defense otherwise arising out of this or any other agreement or promise of the Company under any statute.

9.    Notice.

For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and delivered by United States certified or registered mail (return receipt requested, postage prepaid) or by courier guaranteeing overnight delivery or by hand delivery (with signed receipt required), addressed to the respective addresses set forth below, and such notice or communication shall be deemed to have been duly given two days after deposit in the mail, one day after deposit with such overnight carrier or upon delivery with hand delivery.

The addresses set forth below may be changed by a writing in accordance herewith.

The Company:                        Executive:

ResMed Inc.                        [●]
9001 Spectrum Center Blvd.                [●]
San Diego, CA 92123                    [●]
Attn: Chief Executive Officer
with a copy to General Counsel

10.    Dispute Resolution.

A.    All claims or disputes arising out of this Agreement (including any claims for benefits) must first be addressed through the Company’s benefit claims procedure (the “Claims Procedure”), that will be provided to Executive under separate cover and is incorporated herein.

B.    If Executive desires to challenge a final determination made under the Claims Procedure, then the sole and exclusive method for resolving the claim or dispute is binding arbitration conducted according to the terms described below. For the avoidance of doubt, Executive must pursue any Agreement-related claim or dispute that remains unresolved by the Claims Procedure through the Agreement’s arbitration process and may not initiate an action in any court of law.

C.    If any dispute remains after the Claims Procedure has been exhausted, the complaining party may by written notice (the “Notice”) demand arbitration of the dispute as set out below, and each party hereto expressly agrees to submit to, and be bound by, such arbitration.

i.    Each party will, within ten (10) business days of the Notice, nominate an arbitrator. Each nominated arbitrator must be someone experienced in dispute resolution and of good character without moral turpitude and not within the employ or direct or indirect influence of the nominating party. The two nominated arbitrators will, within ten (10) business days of nomination, agree upon a third arbitrator. If two (2) appointed arbitrators cannot agree on a third arbitrator within such period, the parties may seek such an appointment through any permitted court proceeding or by the American Arbitration Association (“AAA”). The three arbitrators will set the rules and timing of the arbitration, but will generally follow the rules of the AAA and this Agreement where same are applicable and shall provide for written fact findings.

ii.    The arbitration hearing will in no event take place more than ninety (90) days after the appointment of the third arbitrator.

iii.    The arbitration will take place in San Diego County, California, unless otherwise unanimously agreed to by the parties.

iv.    The results of the arbitration and the decision of the arbitrators will be final and binding on the parties and each party agrees and acknowledges that these results shall be enforceable in a court of law.

v.    Reimbursement of Legal Fees.

1.    Subject to subsection ii. below, the prevailing party (i.e., the Company or Executive, or in the event of Executive’s death or Disability, Executive’s representative) shall be entitled to reimbursement for all legal fees and expenses (including but not limited to fees and expenses in connection with any arbitration) incurred by such party in disputing any issue arising under this Agreement relating to Executive’s Separation from Service or in seeking to obtain or enforce any benefit or right provided by this Agreement.

2.    The prevailing party shall be reimbursed for legal fees and expenses pursuant to subsection i. above only to the extent the arbitrator or court determines the following: (x) such party disputed such issue, or sought to obtain or enforce such benefit or right, in good faith, (y) such party had a reasonable basis for such claim, and (z) such party is the prevailing party. In addition, in the event Executive is the prevailing party, the Company shall reimburse such legal fees and expenses only if such legal fees and expenses are incurred during the five (5) year period beginning on the date of Executive’s Separation from Service. The legal fees and expenses, if any, paid to Executive for any taxable year of Executive shall not affect the legal fees and expenses paid to Executive for any other taxable year of Executive. The legal fees and expenses, if any, shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the fees or expenses are incurred. Executive’s right to reimbursement of legal fees and expenses shall not be subject to liquidation or exchange for any other benefit.

11.    Governing Law.

This Agreement will be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of Delaware.

12.    Non-Competition, Non-Solicitation, Confidentiality and Non-Disparagement Covenants.

A.    Non-Competition. Executive acknowledges that he has been provided and will continue to be provided trade secret information of the Company in connection with Executive’s duties as an employee and officer of the Company or an affiliate. Executive agrees that in order to prevent the misuse of trade secret information, (x) during the term of this Agreement, and (y) provided that Executive is not located in and does not relocate to the State of California during the term of this Agreement or the Restricted Period and in consideration of a portion of the payments being provided to Executive under Sections 3.B.ii., and iii. and a portion of the accelerated vesting provided under Section 3.B.iv., throughout the Restricted Period, in each case, Executive shall not, anywhere in the world, directly or indirectly (i) perform, without the prior express written consent of the Company, the same or similar responsibilities or duties Executive provided to the Company or a subsidiary, whether as an employee, consultant, partner, principal, agent, representative, stockholder (except as a holder of less than 2% of the combined voting power of the outstanding stock of a publicly held company) or in any other individual, corporate or representative capacity, or render any services or provide any advice that is similar to the services or advice Executive rendered or provided to the Company or a subsidiary during Executive’s employment with the Company or a subsidiary, to any business, activity, person or entity, if Executive knows or reasonably should know that such business, activity, service, person or entity, directly or indirectly, competes in any material manner with the Business; or (ii) meaningfully assist, help or otherwise support in any manner that is similar to the assistance or support Executive provided to the Company or a subsidiary during Executive’s employment with the Company or a subsidiary, without the prior express written consent of the Company, any person, business, corporation, partnership or other entity or activity, whether as an employee, consultant, partner, principal, agent, representative, stockholder (other than in the capacity as a stockholder of less than 2% of the combined voting power of the outstanding shares of stock of a publicly held company) or in any other individual, corporate or representative capacity, to create, commence or otherwise initiate, or to develop, enhance or otherwise further, any business or activity that is the same as, or similar to, the business activity Executive was engaged in during Executive’s employment with the Company or a subsidiary, if Executive knows or reasonably should know that such business or activity, directly or indirectly competes in any material manner with the Business. For purposes of this Section 12, the term “Business” shall refer to the business of the Company (including its affiliates) as conducted on the Date of Termination. As of the date of this Agreement, the business of the Company, generally, involves the development, manufacture and distribution of medical equipment for treating, diagnosing, and managing sleep-disordered breathing and other respiratory disorders. Executive acknowledges that the restrictions set forth in this Section 12.A. do not have the effect of preventing Executive from practicing Executive’s profession, trade or business, and they do not impose a financial hardship upon Executive. Executive agrees that, in addition to any other remedies available to the Company under applicable law, in the event of a breach of this Section 12.A.: (1) Executive shall immediately return (or otherwise pay) to the Company twenty percent (20%) of the payments made under Sections 3.B.ii. and iii.; and (2) twenty percent (20%) of all unexercised options, all shares of restricted stock and all other equity awards vested pursuant to Section 3.B.iv. shall be surrendered by Executive and cancelled (or as to shares sold, the then current value of such shares shall be paid by Executive to the Company; and (3) with respect to twenty percent (20%) of any options vested pursuant to Section 3.B.iv. that were exercised, Executive shall pay to the Company an amount equal to the difference between the exercise price and the closing price of such shares on the date of exercise multiplied by the number of shares subject to the options exercised. Executive acknowledges that twenty percent (20%) of the payment required under Sections 3.B.ii. and iii. and twenty percent (20%) of the accelerated vesting provided for under Section 3.B.iv. are provided to Executive solely in exchange for Executive’s agreement under this Section 12.A.

B.    Non-Solicitation. As an additional inducement for the Company to enter into this Agreement, Executive agrees that during the term of this Agreement and throughout the Restricted Period, Executive shall not, directly or indirectly solicit any person in the employment of the Company or an affiliate with whom Executive worked, or about whom Executive obtained confidential information, during the last twelve (12) months of employment with the Company or a subsidiary to (i) terminate such employment, or (ii) accept employment, or enter into any consulting arrangement, with anyone other than the Company or an affiliate.

C.    Confidentiality. Throughout the term of this Agreement, the Restricted Period and thereafter, Executive shall not, directly or indirectly, use for Executive’s personal benefit or for the benefit of any person, firm, corporation, association or other entity other than the Company or an affiliate, or disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below). Executive agrees that, upon termination of Executive’s employment with the Company including its affiliates, all Confidential Information in Executive’s possession that is in writing or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by Executive or furnished to any third party, in any form except as provided herein; provided, however, that Executive shall not be obligated to treat as confidential, or return to the Company copies of any Confidential Information that (i) was publicly known at the time of disclosure to Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to Company or an affiliate by any person or entity, or (iii) is lawfully disclosed to Executive by a third party. As used in this Agreement, the term “Confidential Information” means information disclosed to Executive or known by Executive as a consequence of or through Executive’s relationship with the Company and its affiliates, about the customers, employees, business methods, operations, public relations, contracts, organization, procedures, finances, customer lists, rates and prospects of the Company and its affiliates. Pursuant to the U.S. Defend Trade Secrets Act of 2016, a U.S. Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. A U.S. Executive who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the U.S. Executive and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

D.    Non-Disparagement. Executive shall refrain during the term of this Agreement and throughout the Restricted Period, from publishing any oral or written statements about Company, any of its affiliates or any of Company’s or such affiliates’ directors, officers, employees, consultants, agents or representatives that (i) are slanderous, libelous or defamatory, (ii) disclose private information about or confidential information of Company, any of its affiliates or any of Company’s or any such affiliates’ business affairs, directors, officers, employees, consultants, agents or representatives, or (iii) place Company, any of its affiliates, or any of Company’s or any such affiliates’ directors, officers, employees, consultants, agents or representatives in a false light before the public. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded Company and its affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law. Nothing in this agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful.

E.    General Release. As an additional inducement for the Company to enter into this Agreement, and as a condition to payment and provision of benefits under this Agreement to Executive or Executive’s estate, Executive agrees that Executive (or Executive’s trust or estate, as applicable) shall execute and deliver to the Company within twenty-one (21) days (or such other period as required by law) following Executive’s Separation from Service, and not revoke within any revocation period required by law (the “Release Expiration Date”), a general release of claims in favor of the Company and its employees, directors, agents and affiliates in a form acceptable to the Company in its sole and absolute discretion.

F.    Remedies. Executive agrees and acknowledges that Executive’s right to receive any of the benefits set forth in Sections 3 and 4 (to the extent Executive is otherwise entitled to such payments) is conditioned upon Executive’s compliance with the covenants in this Section 12, and all benefits granted to Executive under this Agreement shall terminate immediately upon Executive’s breach of any covenant in this Section 12 and Executive shall be responsible for refunding to the

Company the benefits previously received under this Agreement. Notwithstanding the foregoing, in the event of a violation or breach of Section 12.A. the parties hereby agree that such a violation or breach shall be remedied as provided in Section 12.A.

G.    Reasonable Restrictions. Executive acknowledges that these restrictions shall not prevent or unduly restrict Executive from practicing Executive’s profession, or cause Executive economic hardship. Executive represents that Executive (i) is familiar with the foregoing covenants not to compete and not to solicit, and (ii) is fully aware of the obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

13.    Other Severance Payments or Benefits.

In the event Executive’s employment is terminated and such termination qualifies for benefits under Section 3 of this Agreement, the payments and benefits provided for in Sections 3 and 4 of this Agreement will be provided in lieu of any other severance payment or benefit under any other plan or program of the Company or any subsidiary or agreement between Executive and the Company or any subsidiary.

14.    Cooperation.

During Executive’s employment with the Company or a subsidiary and thereafter, Executive agrees to cooperate with the Company and its subsidiaries and their respective agents, accountants and attorneys concerning any matter with which Executive was involved during Executive’s employment. Such cooperation shall include, but not be limited to, providing information to, meeting with and reviewing documents provided by the Company and its subsidiaries and their respective agents, accountants and attorneys during normal business hours or other mutually agreeable hours upon reasonable notice and to be available for depositions and hearings, if necessary and upon reasonable notice. If Executive’s cooperation is required after the termination of Executive’s employment, the Company shall reimburse Executive for any reasonable out of pocket expenses incurred in performing the obligations hereunder.

15.    Entire Agreement; No Oral Modifications.

This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

16.    Severability; Enforceability.

If at any time any provision of this Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction, including by reason of being vague or unreasonable as to geographic area, duration or scope of activity, this Agreement shall be considered divisible and shall become and be immediately amended only as to such invalid or unenforceable provision as shall be determined to be reasonable and enforceable by a court of competent jurisdiction. The parties hereby agree that this Agreement as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement to be effective the date first above written.

EXECUTIVE	RESMED INC.,
a Delaware corporation
________________________	By ___________________________
And ___________________________